UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 15, 2025

Fortive Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State of Other Jurisdiction of Incorporation)

001-37654 (Commission File Number)	47-5654583 (IRS Employer Identification No.)

6920 Seaway Blvd Everett, WA (Address of principal executive offices)	98203 (Zip code)
(425) 446-5000 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $.01 per share	FTV	New York Stock Exchange
3.700% Notes due 2026	FTV26A	New York Stock Exchange
3.700% Notes dues 2029	FTV29	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On May 15, 2025 (the “Closing Date”), Ralliant Corporation, a Delaware corporation (“Ralliant”) and wholly-owned subsidiary of Fortive Corporation, a Delaware corporation (“Fortive”), entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks, consisting of a three-year, $700 million senior unsecured delayed draw term loan facility (the “Three-Year Term Loan”), an eighteen month, $600 million senior unsecured delayed draw term loan facility (the “Eighteen Month Term Loan” and together with the Three-Year Term Loans, the “Term Loans”) and a three-year, $750 million senior unsecured multi-currency revolving credit facility, including a $25 million sublimit for swingline loans and a $75 million sublimit for the issuance of letters of credit (the “Revolving Credit Facility” and, together with the Term Loans, the “Credit Facilities”). Borrowing of any amounts under the Credit Facilities is subject to the prior or substantially current consummation of the previously announced separation of Ralliant from Fortive, which separation transaction would be effectuated by the distribution to Fortive’s stockholders of all of the shares of Ralliant common stock held by Fortive (the “Separation”).

Borrowings under the Credit Facilities bear interest as follows: (1) Term SOFR Loans (as defined in the Credit Agreement) bear interest at a variable rate equal to the Adjusted Term SOFR Reference Rate (as defined in the Credit Agreement) of between 87.5 and 162.5 basis points, depending on (x) prior to receipt by Ralliant of a long-term debt credit rating, Ralliant’s Consolidated Net Leverage Ratio (as defined in the Credit Agreement) as of the last day of the immediately preceding fiscal quarter and (y) thereafter, will be determined quarterly based on changes to Ralliant’s long-term debt credit rating and the most recent quarter’s Consolidated Net Leverage Ratio, as applicable, in accordance with the Credit Agreement; and (2) Base Rate Loans (as defined in the Credit Agreement) bear interest at a variable rate equal to (a) the highest of (i) the Overnight Rate (as defined in the Credit Agreement) plus 1/2 of 1%, (ii) PNC Bank, National Association’s “prime rate” as publicly announced from time to time and (iii) the Adjusted Term SOFR Rate (as defined in the Credit Agreement) plus 1%, or (iv) 1.00%, plus (b) a per annum margin of between 0 and 62.5 basis points, depending on (x) prior to receipt by Ralliant of a long-term debt credit rating, Ralliant’s Consolidated Net Leverage Ratio as of the last day of the immediately preceding fiscal quarter and (y) thereafter, will be determined quarterly based on changes to Ralliant’s long-term debt credit rating and the most recent quarter’s Consolidated Net Leverage Ratio, as applicable, in accordance with the Credit Agreement. In no event will Term SOFR Loans bear interest at a rate lower than 0% nor will Base Rate Loans bear interest at a rate lower than 1%.

Commencing on the Contribution Date (as defined in the Credit Agreement), Ralliant will also be required to pay a per annum facility fee of between 90 and 200 basis points (depending on (x) prior to receipt by Ralliant of a long-term debt credit rating, Ralliant’s Consolidated Net Leverage Ratio as of the last day of the immediately preceding fiscal quarter and (y) thereafter, will be determined quarterly based on changes to Ralliant’s long-term debt credit rating and the most recent quarter’s Consolidated Net Leverage Ratio, as applicable, in accordance with the Credit Agreement) based on the aggregate commitments under the Revolving Credit Facility, regardless of usage. In addition, Ralliant will pay a per annum ticking fee in respect of commitments for the Term Loans of between 90 and 200 basis points (depending on (x) prior to receipt by Ralliant of a long-term debt credit rating, Ralliant’s Consolidated Net Leverage Ratio as of the last day of the immediately preceding fiscal quarter and (y) thereafter, will be determined quarterly based on changes to Ralliant’s long-term debt credit rating and the most recent quarter’s Consolidated Net Leverage Ratio in accordance with the Credit Agreement) based on the amount of undrawn commitments with respect to the Term Loans, if any, beginning on the date that is ninety days following the Contribution Date and ending on the Term Availability Period (as defined in the Credit Agreement).

The Credit Agreement requires Ralliant to maintain a Consolidated Net Leverage Ratio of 3.50 to 1.00 or less; provided that, not more than two times after the Closing Date, the maximum Consolidated Net Leverage Ratio may be increased to 4.00 to 1.00 in connection with any permitted acquisition by Ralliant occurring after the Closing Date with aggregate consideration (including, without duplication, the assumption or incurrence of Indebtedness in connection with such acquisition) equal to or in excess of $100,000,000, which such increase shall be applicable for the fiscal quarter in which such acquisition is consummated and the three consecutive test periods thereafter; provided that, there shall be at least one full fiscal quarter following the cessation of each such increase during which no such increase shall then be in effect. The Consolidated Net Leverage Ratio will be tested at the end of each fiscal quarter commencing with the fiscal quarter ending September 26, 2025.

Borrowings under the Credit Agreement are prepayable at Ralliant’s option at any time in whole or in part without premium or penalty. Term Loans may not be reborrowed once repaid. Amounts borrowed under the Revolving Credit Facility may be repaid and reborrowed from time to time prior to the maturity date of the Revolving Credit Facility. The Credit Agreement also contains an expansion option permitting Ralliant to request increases of the Credit Facilities (in any combination thereof) of up to an aggregate additional amount of $500 million from lenders that elect to make such increase available, upon the satisfaction of certain conditions. Ralliant intends to use the net proceeds from the Term Loans in part, to fund a cash distribution to Fortive as consideration for the transfer of the assets and liabilities of Fortive’s Precision Technologies segment to Ralliant. Ralliant intends to use the Revolving Credit Facility and any remaining portion of the Term Loans for its ongoing working capital requirements after the separation and for general corporate purposes.

Ralliant has unconditionally and irrevocably guaranteed the obligations of each of its subsidiaries in the event a subsidiary is named a borrower under the Credit Facilities. The Credit Agreement contains customary representations, warranties, conditions precedent, events of default, indemnities and affirmative and negative covenants, including covenants that, among other things, limit or restrict Ralliant’s and/or Ralliant’s subsidiaries’ ability, subject to certain exceptions and qualifications, to incur liens or indebtedness, merge, consolidate or sell or otherwise transfer assets, make dividends or distributions, enter into transactions with Ralliant’s affiliates, and use proceeds of the debt financing for any uses other than permitted uses.

The Credit Agreement also contains customary events of default. Upon the occurrence and during the continuance of an event of default, the lenders may declare the outstanding advances and all other obligations under the Credit Agreement immediately due and payable.

The above description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement. The Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Description
10.1	Credit Agreement, dated as of May 15, 2025, among Ralliant Corporation, PNC Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender, and the other Lenders party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTIVE CORPORATION

By:	/s/ Daniel B. Kim
	Name:	Daniel B. Kim
	Title:	Vice President - Associate General Counsel and Secretary

Date: May 19, 2025